Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Raises Full-Year 2026 Financial Guidance Driven by Continued LINZESS U.S. Net Sales Growth and Strong Third Quarter Financial Performance

– Raises full-year 2026 LINZESS® (linaclotide) U.S. net sales guidance to $1.20 - $1.25 billion, representing greater than 35% increase year-over-year; Raises total 2026 revenue guidance to $485 - $510 million and adjusted EBITDA guidance to greater than $350 million –

– Q3 2026 LINZESS U.S. net sales of $325 million; $880 million year-to-date U.S. net sales exceeds full-year 2025 U.S. net sales –

– Total revenue of $133 million, GAAP net income of $60 million and record adjusted EBITDA of $98 million in Q3 2026 –

– STARS-2 confirmatory Phase 3 trial of apraglutide in short bowel syndrome with intestinal failure (SBS-IF) is ongoing; Planned U.S. and global site expansion on track –

BOSTON, Mass., November 5, 2026 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases, today reported its third quarter 2026 results and recent business performance update.

“Ironwood delivered a third consecutive strong quarter as we continue focused execution of our three strategic priorities: maximize LINZESS, advance apraglutide and deliver sustained profits and cash flows. We believe LINZESS is on its way to returning to blockbuster status for 2026 with year-to-date U.S. net sales already surpassing total 2025 U.S. net sales, primarily driven by improved net price and mid-single-digit prescription demand growth. This gives us confidence to increase full-year 2026 financial guidance for the second consecutive quarter,” said Ironwood Chief Executive Officer Tom McCourt.

“In addition to driving strong financial performance, we are ramping up the STARS-2 confirmatory Phase 3 trial of apraglutide in people living with short bowel syndrome with intestinal failure. As we continue to add trial sites in the U.S., all of the planned clinical trial applications have been submitted to international health authorities and are now under review or already approved. Our current focus is on activating sites as quickly as possible to accelerate the trial as we work toward the goal of bringing apraglutide to patients,” McCourt continued.

Third Quarter 2026 Financial Highlights1

(in thousands, except for per share amounts)	Q3 2026	Q3 2025
Total revenue	$133,040	$122,060
Total costs and expenses	39,906	46,576
GAAP net income	59,838	40,080
GAAP net income – per share basic	0.36	0.25
GAAP net income – per share diluted	0.36	0.23
Adjusted EBITDA[1]	97,925	81,811
Non-GAAP net income	60,045	41,933
Non-GAAP net income per share – basic	0.36	0.26
Non-GAAP net income per share – diluted	0.36	0.24

1 Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Third Quarter Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the third quarter of 2026 was 63.4 million LINZESS capsules, a 4.9% increase compared to the third quarter of 2025, per IQVIA.
•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $324.9 million in the third quarter of 2026, a 3.2% increase compared to $314.9 million in the third quarter of 2025. Ironwood and AbbVie share equally in U.S. brand collaboration profits.
•	Q3 2026 LINZESS U.S. net sales growth year-over-year was driven by 4.9% demand growth and low single-digit net price decline due to unfavorable gross-to-net rebate reserves in the third quarter of 2026 relative to 2025.
•	LINZESS commercial margin was 79.8% in the third quarter of 2026, compared to 75.9% in the third quarter of 2025. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.
•	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $255.9 million in the third quarter of 2026, a 9.8% increase compared to $233.1 million in the third quarter of 2025. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.
•	Collaboration Revenue to Ironwood: Ironwood recorded $129.9 million in collaboration revenue in the third quarter of 2026 related to sales of LINZESS in the U.S., an 8.6% increase compared to $119.6 million for the third quarter of 2025. See the U.S. LINZESS Commercial Collaboration table at the end of the press release.

Apraglutide

•	Apraglutide is an investigational once-weekly, long-acting synthetic glucagon-like peptide-2 (“GLP-2”) analog with the potential to treat a range of rare GI diseases in which GLP-2 can play a central role in addressing disease pathophysiology. Based on the positive results generated from the STARS Phase 3 clinical trial, Ironwood believes apraglutide has the potential to advance the standard of care for adult patients with short bowel syndrome (“SBS”) who are dependent on parenteral support (“PS”).
•	STARS-2 is a global, 24-week, randomized, double-blind, placebo-controlled confirmatory Phase 3 clinical trial evaluating the efficacy and safety of apraglutide in adults with SBS-IF. The primary endpoint is the relative change from baseline in actual weekly PS volume at week 24. The planned activation of more than 100 sites in 22 countries is on track. Subject to the results of the STARS-2 clinical trial, Ironwood plans to file for regulatory approval in 2029 and aims to identify opportunities to accelerate the development program.

Corporate Updates

•	In October, Ironwood’s Chief Commercial Officer Tammi Gaskins was appointed Chief Executive Officer and a member of the Board of Directors, effective January 1, 2027. On that date, Chief Executive Officer Tom McCourt will retire from his current role and will remain a member of the Board of Directors.

Third Quarter 2026 Financial Results

•	Total Revenue. Total revenue in the third quarter of 2026 was $133.0 million, compared to $122.1 million in the third quarter of 2025.
•	Total revenue in the third quarter of 2026 consisted of $129.9 million associated with Ironwood’s share of the net profits from sales of LINZESS in the U.S., and $3.1 million in royalties and other revenue. Total revenue in the third quarter of 2025 consisted of $119.6 million associated with Ironwood’s share of the net profits from sales of LINZESS in the U.S., and $2.5 million in royalties and other revenue.
•	Total Costs and Expenses. Total costs and expenses in the third quarter of 2026 were $39.9 million, compared to $46.6 million in the third quarter of 2025.
•	Total costs and expenses in the third quarter of 2026 consisted of $28.3 million in R&D expenses and $11.6 million in selling, general and administrative (“SG&A”) expenses. Total costs and expenses in the third quarter of 2025 consisted of $22.5 million in R&D expenses, $21.9 million in SG&A expenses, and $2.2 million in restructuring expenses.
•	Interest Expense. Interest expense was $6.2 million in the third quarter of 2026, in connection with Ironwood’s revolving credit facility. Interest expense was $8.4 million in the third quarter of 2025 in connection with Ironwood’s convertible senior notes and revolving credit facility.
•	Interest and Investment Income. Interest and investment income was $0.6 million in the third quarter of 2026 and $0.9 million in the third quarter of 2025.
•	Other. Other income was insignificant in the third quarter of 2026 and in the third quarter of 2025 and pertained to a gain recorded for pension-related activities.

•	Income Tax Expense. Ironwood recorded $27.8 million of income tax expense in the third quarter of 2026, the majority of which was non-cash, as Ironwood continues to utilize net operating losses and tax credits to offset taxable income for federal purposes and in certain states. Ironwood recorded $27.9 million of income tax expense in the third quarter of 2025, the majority of which was non-cash, as Ironwood continued to utilize net operating losses to offset taxable income for federal purposes and in many states.
•	GAAP Net Income. GAAP net income was $59.8 million, or $0.36 per share (basic and diluted) in the third quarter of 2026, compared to GAAP net income of $40.1 million, or $0.25 per share (basic) and $0.23 per share (diluted) in the third quarter of 2025.
•	Non-GAAP Net Income. Non-GAAP net income was $60.0 million, or $0.36 per share (basic and diluted), in the third quarter of 2026, compared to non-GAAP net income of $41.9 million, or $0.26 per share (basic) and $0.24 per share (diluted), in the third quarter of 2025.
•	Non-GAAP net income excludes the impact of amortization of acquired intangible assets and net restructuring expenses, all net of tax effect. See Non-GAAP Financial Measures below.
•	Adjusted EBITDA. Adjusted EBITDA was $97.9 million in the third quarter of 2026, compared to $81.8 million in the third quarter of 2025.
•	Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. See Non-GAAP Financial Measures below.
•	Cash Flow Highlights. Ironwood ended the third quarter of 2026 with $86.4 million of cash and cash equivalents, compared to $215.5 million of cash and cash equivalents at the end of 2025.
•	Ironwood repaid $60.0 million on the revolving credit facility during the third quarter of 2026, reducing the outstanding principal balance to $325.0 million as of September 30, 2026, with $225.0 million of remaining borrowing capacity available under the facility.
•	Ironwood generated $130.8 million in cash from operations in the third quarter of 2026, compared to $47.6 million in cash from operations in the third quarter of 2025.
•	Ironwood had $132.7 million in accounts receivable as of September 30, 2026, primarily related to the third quarter 2026 collaboration revenues.

•	Ironwood 2026 Financial Guidance. Ironwood is raising its 2026 financial guidance and now expects:

	Prior 2026 Guidance (August 2026)	Updated 2026 Guidance (November 2026)
U.S. LINZESS Net Sales	$1.15 - $1.20 billion Driven by improved net price and mid-single digit percentage demand growth	$1.20 - $1.25 billion Driven by improved net price and mid-single digit percentage demand growth
Total Revenue[1]	$460 - $485 million	$485 - $510 million
Adjusted EBITDA[2]	>$310 million	>$350 million

1 Ironwood’s U.S. collaborative arrangements revenue includes reimbursement from AbbVie for a portion of Ironwood’s commercial expenses related to sales of LINZESS in the U.S.

2 Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. For purposes of this guidance, we have assumed that Ironwood will not incur material expenses related to business development activities in 2026. Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude amortization of acquired intangible assets and net restructuring expenses, all net of tax effect. Non-GAAP adjustments are further detailed below:

•	Amortization of acquired intangible assets are non-cash expenses arising in connection with the acquisition of VectivBio and are considered to be non-recurring.
•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Restructuring expenses include costs associated with exit and disposal activities.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, November 5th, 2026, to discuss its third quarter results and recent business activities. Individuals interested in participating in the call should dial (833) 461-5787 (U.S.) or (585) 542-9983 (international) using conference ID number and event passcode 496523279. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com. The call will be available for replay via telephone starting Thursday, November 5th, 2026, at approximately 11:30 a.m. Eastern Time, running through 11:59 p.m. Eastern Time on Thursday, November 19th, 2026. To listen to the replay, dial (833) 309-1852 (U.S.) or (929) 828-5978 (international) using conference ID number 496523279. Following the call, a replay of the webcast will be available on the Investors & Media section of the company’s website at: Ironwood Pharmaceuticals, Inc. - Events & Presentations. The archived webcast will be available on Ironwood’s website for 1 year.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases. Ironwood is advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for short bowel syndrome patients who are dependent on parenteral support. In addition, Ironwood has been a pioneer in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for the treatment of irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Building upon our history of innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, with a site in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on X and on LinkedIn.

About LINZESS (Linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C in adults and pediatric patients 7 years of age and older. LINZESS has also been shown to relieve constipation, infrequent stools, hard stools, straining and incomplete evacuation associated with CIC in adult patients. LINZESS relieves constipation in children and adolescents aged 2 to 17 years with functional constipation.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of IBS-C in adults and pediatric patients 7 years of age and older, CIC in adults and functional constipation (FC) in pediatric patients 2 years of age and older. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with Grand Life Sciences (Beijing) Co. for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of irritable bowel syndrome with constipation (IBS-C) in adults and pediatric patients 7 years of age and older, chronic idiopathic constipation (CIC) in adults, and functional constipation (FC) in pediatric patients 2 years of age and older.

IMPORTANT SAFETY INFORMATION

WARNING:

RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age; in nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.
•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Risk of Serious Dehydration in Pediatric Patients Less Than 2 Years of Age

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of adult patients with IBS-C or CIC treated with LINZESS 145 mcg or 290 mcg once daily, and in <1% of adult patients with CIC treated with LINZESS 72 mcg once daily. In pediatric patients, diarrhea was also the most common adverse reaction in clinical trials of patients 7 to 17 years of age with IBS-C and 6 to 17 years of age with FC treated with LINZESS. In two double-blind trials, diarrhea was reported in 4% of pediatric patients 6 to 17 years of age with FC treated with LINZESS 72 mcg once daily, and 7% and 8% of pediatric patients 7 to 17 years of age with IBS-C treated with LINZESS 145 mcg and 290 mcg once daily, respectively. In clinical trials, severe diarrhea was reported in one pediatric patient with FC treated with LINZESS 72 mcg once daily and in one pediatric patient with IBS-C treated with LINZESS at a dose higher than the recommended 145 mcg once daily dosage for IBS-C. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In adult patients with IBS-C or CIC: diarrhea, abdominal pain, flatulence and abdominal distension.
•	In pediatric patients 7 to 17 years of age with IBS-C and 6 to 17 years of age with FC: diarrhea.

Please see full Prescribing Information including Boxed Warning:

https://www.rxabbvie.com/pdf/linzess_pi.pdf

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability and deliver sustained profits and cash flows; the commercial potential of LINZESS including its potential to return to blockbuster status for 2026; Ironwood’s financial performance and results, and guidance and expectations related thereto, including its updated full-year 2026 guidance for LINZESS U.S. net sales, total revenue and adjusted EBITDA; LINZESS prescription demand growth, LINZESS U.S. net sales, total revenue and adjusted EBITDA in 2026; the conduct and progress of the ongoing confirmatory STARS-2 Phase 3 clinical trial, including its design and endpoints, patient recruitment, planned site expansion and activation, and timing of filing for regulatory approval; apraglutide’s potential to treat a range of rare GI diseases and to be a best-in-class therapeutic that advances the standard of care for adult patients with SBS who are dependent on PS; and the planned leadership transition, including its planned effective date. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, and our other product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that clinical programs and studies, including for apraglutide, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical studies and clinical trials may not be replicated in later trials and earlier-stage clinical trials may not be predictive of the results we may obtain in later-stage clinical trials or of the likelihood of regulatory approval; the risk that apraglutide will not be approved by the FDA or other regulatory agencies; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS, apraglutide or our other product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide, apraglutide and other product candidates, that patents for linaclotide, apraglutide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of apraglutide is not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent Securities and Exchange Commission filings.

Company contact:
Chris Stamm

Vice President, Investor Relations and Communications
cstamm@ironwoodpharma.com

Investors:
Precision AQ
Stephanie Ascher
Stephanie.Ascher@precisionaq.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$86,376	$215,456
Accounts receivable, net	132,719	46,745
Prepaid expenses and other current assets	6,898	11,977
Total current assets	225,993	274,178
Property and equipment, net	2,660	3,408
Operating lease right-of-use assets	7,980	9,340
Intangible assets, net	1,427	2,040
Deferred tax assets	48,935	103,433
Other assets	3,597	4,502
Total assets	$290,592	$396,901
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,616	$2,898
Accrued research and development costs	4,093	3,149
Accrued expenses and other current liabilities	23,723	33,239
Current portion of operating lease liabilities	3,301	3,252
Current portion on convertible senior notes	—	199,680
Total current liabilities	34,733	242,218
Operating lease obligations, net of current portion	7,909	9,870
Revolving credit facility	325,000	385,000
Other liabilities	20,143	21,648
Total liabilities	387,785	658,736
Total stockholders’ deficit	(97,193)	(261,835)
Total liabilities and stockholders’ deficit	$290,592	$396,901

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Total revenues	$133,040	$122,060	$352,587	$248,442

Costs and expenses:
Research and development	28,352	22,468	72,713	73,273
Selling, general and administrative	11,554	21,908	34,900	62,963
Restructuring, net	—	2,200	(40)	20,509
Total costs and expenses	39,906	46,576	107,573	156,745
Income from operations	93,134	75,484	245,014	91,697
Other income (expense):
Interest expense and other financing costs	(6,198)	(8,434)	(22,542)	(24,860)
Interest and investment income	619	930	3,902	2,617
Other	41	40	125	116
Other income (expense), net	(5,538)	(7,464)	(18,515)	(22,127)
Income before income taxes	87,596	68,020	226,499	69,570
Income tax expense	(27,758)	(27,940)	(74,597)	(43,277)
GAAP net income	$59,838	$40,080	$151,902	$26,293

GAAP net income per share—basic	$0.36	$0.25	$0.92	$0.16
GAAP net income per share—diluted	$0.36	$0.23	$0.91	$0.16

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
GAAP net income	$59,838	$40,080	$151,902	$26,293
Adjustments:
Amortization of acquired intangible assets	207	207	613	613
Restructuring expenses, net	—	2,200	(40)	20,509
Tax effect of adjustments	—	(554)	10	(5,087)
Non-GAAP net income	$60,045	$41,933	$152,485	$42,328

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
GAAP net income per share – basic	$0.36	$0.25	$0.92	$0.16
Plus: Net income per share – basic
Adjustments to GAAP net income per share (as detailed above)	—	0.01	—	0.10
Non-GAAP net income per share – basic	$0.36	$0.26	$0.92	$0.26
Weighted average number of common shares used to calculate net income per share – basic	164,895	162,215	164,255	161,642

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
GAAP net income per share – diluted	$0.36	$0.23	$0.91	$0.16
Plus: Net income per share – diluted
Adjustments to GAAP net income per share (as detailed above)	—	0.01	—	0.09
Non-GAAP net income per share – diluted	$0.36	$0.24	$0.91	$0.25
Weighted average number of common shares used to calculate net income per share – diluted	168,177	177,764	167,530	177,057

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
GAAP net income	$59,838	$40,080	$151,902	$26,293
Adjustments:
Stock-based compensation	4,291	3,612	11,180	13,427
Restructuring expenses, net	—	2,200	(40)	20,509
Interest expense	6,198	8,434	22,542	24,860
Interest and investment income	(619)	(930)	(3,902)	(2,617)
Income tax expense	27,758	27,940	74,597	43,277
Depreciation and amortization	459	475	1,359	1,421
Adjusted EBITDA[1]	$97,925	$81,811	$257,638	$127,170

1 Adjusted EBITDA is calculated by subtracting stock-based compensation, net restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
LINZESS U.S. net sales as reported by AbbVie[2]	$324,919	$314,856	$879,753	$701,334
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	65,739	75,826	193,353	219,618
Commercial profit on sales of LINZESS	$259,180	$239,030	$686,400	$481,716
Commercial Margin[4]	80%	76%	78%	69%

Ironwood’s share of net profit	129,590	119,515	343,200	240,858
Reimbursement for Ironwood’s commercial expenses[5]	312	131	969	3,239
Ironwood’s U.S. collaborative arrangements revenue	$129,902	$119,646	$344,169	$244,097

1 The purpose of this table is to present calculations of Ironwood’s share of net profit generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Year-over-year decrease reflects impact of the reduction to Ironwood’s commercial expenses and corresponding reimbursement from AbbVie due to Ironwood’s strategic reorganization announced in January 2025.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
LINZESS U.S. net sales as reported by AbbVie[2]	$324,919	$314,856	$879,753	$701,334
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	65,739	75,826	193,353	219,618
AbbVie & Ironwood R&D Expenses[4]	3,314	5,949	11,199	17,868
Total net profit on sales of LINZESS	$255,866	$233,081	$675,201	$463,848

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.